Exhibit 10.1

LEASE

THIS LEASE is made and entered into as of the Date of this Lease, by and between Landlord and Tenant. “Date of this Lease” shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.

W I T N E S S E T H:

Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.

1.           BASIC LEASE INFORMATION AND DEFINED TERMS. The key business terms of this Lease and the defined terms used in this Lease are as follows:

1.1           Landlord: UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INCORPORATED, a corporation not for profit under Chapter 617, Florida Statutes, and a direct support organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes.

1.2	Tenant: LION BIOTECHNOLOGIES, INC., a Nevada corporation.

1.3           Building: The Business Partnership Building located at 3802 Spectrum Boulevard, Tampa, Florida 33612-9218. The Building is located within the Building Project. The square footage of the Building is 96,524.

1.4           Building Project: The Building and the parcel of land on which it is located as legally described in EXHIBIT “A” and all of the other buildings and improvements located on such land and known as USF Research Park and located of Fowler Avenue and Bruce B. Downs Boulevard, Tampa.

1.5           Premises: Suite 305 and Suite 316 both located on the 3rd floor of the Building. The Premises are depicted in the sketch attached as EXHIBIT “B”. EXHIBIT “B” shows the mutually agreed to space plan for the construction of the Premises. Landlord reserves the right to install, maintain, use, repair, and replace pipes, ducts, conduits, risers, chases, wires, and structural elements leading through the Premises in locations that will not materially interfere with Tenant’s use of the Premises.

1.6           Rentable and Usable Area of the Premises: Suite 305 is 2,995 usable square feet and 3,495 rentable square feet and Suite 316 is 1,388 usable square feet and 1,620 rentable square feet. The total square footage of the Premises is 4,383 usable square feet and 5,115 rentable square feet. This square footage figure is a stipulated amount, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.

1.7           Commencement Date: The earlier to occur of (a) the date when Tenant takes possession of the Premises for the conduct of its business, or (b) the date of substantial completion of the Tenant Improvements. Substantial completion shall mean the date that a Certificate of Occupancy or its equivalent is issued by the appropriate local government entity concerning the Tenant Improvements, notwithstanding the punchlist items or insubstantial details concerning construction, decoration, or mechanical adjustment remain to be performed.

1.8           Lease Term: A term commencing on the Commencement Date and continuing for 60 full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.

1.9	Base Rent: The following amounts (which do not include sales tax):

Period	Rate Per Square Foot	Monthly Base Rent	Period Base Rent
Months 1-12	$24.50	$10,443	$125,316
Months 13-24	$25.24	$10,759	$129,108
Months 25-36	$25.99	$11,078	$132,936
Months 37-48	$26.77	$11,411	$136,932
Months 49-60	$27.57	$11,752	$141,024

1.10           Allocated Share: 5.299%. This share is a stipulated percentage, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.

1.11           Security Deposit: $11,174 (one month’s Base Rent plus 7% sales tax) to be delivered to Landlord upon Tenant’s execution of this Lease.

1.12           Tenant’s Notice Address: 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367.

1.13  Landlord’s Notice Address: 3802 Spectrum Boulevard, Suite 100, Tampa, Florida 33612.

1.14           Tenant  Improvement  Allowance: $30.00  per  rentable  square  foot,  to  be  paid  in accordance with the Tenant Improvements section of this Lease.

1.15	Tenant’s Broker: NONE.

1.16	Landlord’s Broker: NONE.

1.17           Guarantor:  NONE and any other party who subsequently guarantees all or any part of Tenant’s obligations under this Lease.

1.18           Other Defined Terms: An index of the other defined terms used in this Lease is set forth below with a cross-reference to the section of the Lease in which the definition of such term can be found:

DEFINITION	ARTICLE OF LEASE
Alterations	Alterations
Base Year	Operating Costs
Cards	Parking
Comparative Year	Operating Costs
Common Areas	Common Areas

DEFINITION	ARTICLE OF LEASE
Date of this Lease	Introductory Paragraph
Operating Costs	Operating Costs
Parking Areas	Parking
Parking Ratio	Parking
Prime Rate	Default
Real Estate Taxes	Operating Costs
Rent	Rent
Rules and Regulations	Use
Unavoidable Delay	Impossibility of Performance

  2.     TERM.

2.1           General. Tenant shall have and hold the Premises for the Lease Term. The Lease Term shall commence on the Commencement Date. Landlord shall determine the Commencement Date as provided in Basic Lease Information and Defined Terms article of this Lease and shall notify Tenant in writing of the date so determined within 30 days following the Commencement Date. Tenant shall, if Landlord so requests, thereafter execute a letter confirming the Commencement Date and the expiration date of this Lease in the form of EXHIBIT "E". Landlord shall use its commercially reasonable efforts to deliver the Premises, with all of the Tenant Improvements substantially complete, 90 days from the execution of this Lease subject to 9.3 Tenant Improvements. Notwithstanding anything to the contrary in this Lease, Landlord shall deliver the Premises free of all hazardous materials, in compliance with all applicable laws (including, without limitation, ADA), free of leakage, and with all building systems in good operating order.

2.2           Early Occupancy. Landlord will permit Tenant to enter the Premises for 15 days prior to the Commencement Date for the purpose of installing Tenant's computer and telephone cabling  and installing fixtures, furniture, and equipment, provided that Tenant's access to the Premises shall be subject to all of the terms and provisions of the Lease, except as to the payment of Rent. Landlord may restrict Tenant's access to the Premises if Landlord reasonably determines that the commencement or continuation, or both, of such work interferes with, hampers, or prevents completion of the Tenant Improvements. Any entry by Tenant in the Premises prior to the Commencement Date shall be at Tenant's sole risk and subject to Tenant providing Landlord with prior written notice of its intended access. Tenant shall adopt a schedule for construction and installation of any work to be performed on behalf of Tenant in addition to the Tenant Improvements in conformance with Landlord's schedule for the Tenant Improvements and shall conduct its work in such a manner as to maintain harmonious labor relations and so not as to interfere unreasonably with or delay the Tenant Improvements. If Tenant elects to perform any work utilizing a contractor other than Landlord or the contractor performing the Tenant Improvements, all such work shall be subject to the administrative supervision of Landlord and the contractor performing the Tenant Improvements, at no charge to Tenant.

3.           USE. Tenant shall continuously use and occupy the Premises only for general office and laboratory purposes directly related to the business conducted by Tenant as of the Date of this Lease. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant shall conform to the Rules and Regulations. “Rules and Regulations” shall mean the rules and regulations for the Building promulgated by Landlord from time to time. The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT “D”.

4.           RENT. Tenant shall pay to Landlord in lawful United States currency the Base Rent. On the execution of this Lease by Tenant, Tenant shall pay to Landlord the installments of Base Rent for the first month of the Lease Term for which Rent is due and not abated. Base Rent and additional rent for Operating Costs are hereafter referred to collectively as "Monthly Rent". All Monthly Rent shall be payable in equal monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term. Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as additional rent. Except as otherwise provided, any additional rent payments invoiced separately of Monthly Rent installments are due thirty days after delivery of an invoice. Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease unless exempted by law. The term “Rent” when used in this Lease shall include Base Rent and all forms of additional rent referred to collectively as “Monthly Rent”. All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at Landlord’s Notice Address, or at such other place as Landlord shall designate in writing to Tenant. Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease.

5.	OPERATING COSTS.

5.1           General. Tenant shall pay to Landlord its Allocated Share of Operating Costs in accordance with the terms and provisions of this article.

5.2	Defined Terms: The following terms shall have the following definitions:

5.2.1	“Base Year” shall mean Landlord’s fiscal year of July 1, 2014 – June 30, 2015.

5.2.2	“Comparative Year” shall mean each fiscal year subsequent to the Base Year.

5.3           Real Estate Taxes. The term “Real Estate Taxes” shall mean the total of all taxes, assessments, and other charges by any governmental or quasi-governmental authority, including real and personal property (used in connection with Landlord’s operation and management of the Building) taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are assessed, levied or in any other manner imposed on the Building. If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Building, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”. “Real Estate Taxes” shall also include all costs incurred by Landlord in contesting the amount of the assessment of the Building made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees, and any credit or refund received shall be credited to Tenant as to its Allocated Share. With respect to any assessments or taxes for which Landlord has the right to elect to make a lump sum payment, or cause such assessment or tax to be amortized and paid over a period of time, Landlord shall include in the definition of Real Estate Taxes only the amortized portion (calculated at the longest period of time permitted by such taxing authority) of such taxes and assessments (regardless of any applicable interest charges). If Landlord elects to prepay standard real estate property taxes assessed for a fiscal year in one lump sum, rather than over time, in order to obtain the benefit of a discount, such payment shall be included within the definition of Real Estate Taxes, except that during any fiscal year in which this Lease is only in effect for a portion of the year, the Tenant’s Allocated Share shall be prorated.

5.4           Operating Costs. The term “Operating Costs” shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Building and the services provided tenants in the Building. By way of explanation and clarification, but not by way of limitation, Operating Costs will include the costs and expenses incurred for the following: Real Estate Taxes; pest control; trash and garbage removal (including dumpster rental); porter and matron service; security; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, and other portions of the Building to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Building, including assessments paid to property owners’ associations; repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Building as a first class building (excluding capital improvements, except to the extent such costs are incurred either to (a) comply with laws passed after the Commencement Date; or (b) for capital improvements made to reduce Operating Costs; and any costs of capital improvements shall be amortized, on a straight-line basis, over the useful life of the improvement); improvements in security systems; materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply; parking area maintenance and supply; reasonable and competitive property management fees; an onsite management office charged at an amount that is reasonable and comparable to similar buildings and projects in the same geographic area; all utilities serving the Building and not separately billed to or reimbursed by any tenant of the Building; cleaning; window washing, and janitorial services; all insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building; supplies; service and maintenance contracts for the Building; wages, salaries, and other benefits and costs of employees of the Landlord up to and including the building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building; which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Building); legal, accounting, and administrative costs not associated with tenanting the building; and uniforms and working clothes for employees and the cleaning of them. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord. Operating Costs shall also include an allocated share of other costs which would fall within the definition of Operating Costs were they incurred as to the Building, but which are incurred or borne by Landlord and (a) which relate to amenities serving the Building, such as, but not limited to, parking facilities, or (b) which relate to the entire Building Project such as, but not limited to, protection and security, expenses of the management office for the Building Project, property management fees, general and administrative costs, salaries and related expenses of employees. Landlord will make the allocations of these costs to the Building in good faith. However, Tenant specifically acknowledges that the making of allocations requires the exercise of business judgment which could be subject to differing opinions. Accordingly, Landlord’s allocations will be upheld unless Tenant can prove that the allocations have been made in bad faith and are arbitrary and discriminatory as to Tenant. Notwithstanding anything to the contrary in this Lease, Operating Costs shall not include depreciation of the Building or the Building Project; principal, interest, points and fees on debt or amortization payments, and late payment penalties and interest on any real property mortgages or deeds of trust, and other costs of financing or refinancing the Building or the Building Project; costs of capital improvements, except as specifically permitted above; costs incurred to bring the Building or Premises into in full compliance with all governmental regulations, ordinances and laws that were in effect at the effective date of this Lease; costs to remove or otherwise remediate hazardous materials or comply with laws regulating hazardous materials; any bad debt loss, rent loss or reserves for bad debts or rent loss and reserves for Operating Costs or capital improvements; and the cost of goods or services paid to Landlord, or to any subsidiary or affiliate of Landlord, to the extent such costs exceed the costs of comparable goods or services delivered or rendered by unaffiliated third parties.

5.5           Variable Operating Costs. If during any year (including the Base Year) the entire Building is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building, then the variable Operating Costs for such year shall be “grossed up” (using reasonable projections and assumptions) to the amounts that would apply if the entire Building were completely occupied and all of the premises in the Building were provided with the applicable utilities or services. Variable Operating Costs are Operating Costs that are variable with the level of occupancy of the Building (such as janitorial services, utilities, refuse and waste disposal, and management fees).

5.6           Additional Rent: If the Operating Costs for any Comparative Year shall be greater than the Operating Costs for the Base Year, Tenant shall pay to Landlord an amount equal to Tenant’s Allocated Share of the excess of the Operating Costs for the Comparative Year over the Operating Costs for the Base Year, however any additional costs owed by Tenant shall be capped at five percent (5%) over the proceeding year’s operating expenses.

5.7           Payment. Landlord shall deliver to Tenant, within 75 days from the end of the year, the actual Operating Costs for the Base Year. Landlord shall reasonably estimate the Operating Costs that will be payable for each fiscal year. Tenant shall pay one-twelfth of Tenant’s Allocated Share of the estimated Operating Costs monthly in advance commencing on July 1, 2015, together with the payment of Base Rent. Should any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant. After the conclusion of each fiscal year, Landlord shall furnish Tenant a statement of the actual Operating Costs for the year and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require. Tenant waives and releases any and all objections or claims relating to Operating Costs for any fiscal year unless, within 60 days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the fiscal year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed. If Tenant disputes the statement then, pending resolution of the dispute, Tenant shall pay the Rent in question to Landlord in the amount provided in the disputed statement.

5.8           Cap on Controllable Costs. Notwithstanding anything contained in this Lease to the contrary, for purposes of computing Tenant's Allocated Share of Operating Costs, Controllable Costs (as defined in this paragraph) for any fiscal shall not exceed the Cap Amount (as defined in this paragraph) for that fiscal year. The "Cap Amount" for any given fiscal year during the Lease Term shall be an amount determined by increasing the Controllable Costs for the fiscal year in which the Commencement Date occurs by 5% per annum on a cumulative basis. "Controllable Costs" shall mean all Operating Costs other than the costs of Real Estate Taxes, all insurance related costs, all utility and waste collection related costs, costs resulting from acts of God, and all costs incurred in complying with changes in the law that were enacted after the Commencement Date. In addition, the Cap Amount shall exclude increases in Controllable Costs resulting from any increases in governmentally mandated minimum hourly wage rates in effect as of the Date of this Lease.

5.9           Alternate Computation. Instead of including in Operating Costs certain costs, Landlord may bill Tenant, and Tenant shall pay for those costs, in any one or a combination of the following manners: (a) direct charges for services provided for the exclusive benefit of the Premises that are subject to quantification; (b) based on a formula that takes into account the relative intensity or quantity of use of utilities or services by Tenant and all other recipients of the utilities or services, as reasonably determined by Landlord; or (c) pro rata based on the ratio that the Rentable Area of the Premises bears to the total rentable area of the tenant premises within the Building or the Building Project, as the case may be, that are benefited by such costs.

6.	ASSIGNMENT OR SUBLETTING.

6.1           General. Except as otherwise provided in Section 6.2, Tenant may not transfer any of its rights under this Lease, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without Landlord's consent, which shall not be unreasonably withheld; provided, however, that it shall not be unreasonable for Landlord to deny consent if the proposed usage is not in compliance with the covenants governing the Building Project. Without limiting the generality of the foregoing, Tenant may not sublease, assign, mortgage, encumber, permit the transfer of ownership or control of the business entity comprising Tenant, or permit any portion of the Premises to be occupied by third parties. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord's consent to any further transfer. Tenant shall remain fully liable for all obligations under this Lease following any such transfer. The joint and several liability of Tenant, and any successor in interest of Tenant (by assignment or otherwise) under this Lease shall not in any way be affected by any agreement that modifies any of the rights or obligations of the parties under this Lease or any waiver of, or failure to enforce, any obligation under this Lease.  If Landlord consents to any transfer, Tenant shall pay to Landlord, on demand, an administrative fee of
$1,000 and will reimburse Landlord for all of Landlord's reasonable attorneys' fees and costs associated with Landlord's consent. Any transfer by Tenant in violation of this article shall, at Landlord's option, be void.

6.2           Permitted Transfers. Notwithstanding Section 6.1, Landlord's consent will not be required as to any change in the shareholders of Tenant, or a transfer to a Tenant Affiliate, or to any entity into or with which Tenant may be merged or consolidated or by which it is acquired (a "Permitted Transfer"), provided that the resulting entity through merger, acquisition or circulation shall own all or substantially all of the assets of Tenant and is sufficiently creditworthy to meet the obligations of the Lease. The form of any agreement of assignment or any sublease shall otherwise comply with the terms and conditions of this article, the significant purpose of any such transfer shall not be to avoid the restrictions on transfer otherwise imposed under this article. For purposes of this Section 6.2, a “Tenant Affiliate” shall mean only a wholly-owned subsidiary of Tenant. Use of the Premises must remain consistent with the USF Research Park covenants.

7.	INSURANCE.

7.1           Tenant’s Insurance. From the date Landlord grants Tenant access to the Premises and continuously throughout the Term, Tenant shall maintain the following insurance coverages.

7.1.1           Commercial General Liability. Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with combined single limits of $3 million per occurrence for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage.

7.1.2           Property. Property insurance on the ISO causes of loss-special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises.  The Landlord shall not be liable to the Tenant or any other person for any injury, loss or damage to property or to any person on the Premises. Landlord is not required to carry or provide any insurance on any person or property on the Premises.

7.1.3           Workers’ Compensation. Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

7.1.4           Other Insurance. Such other insurance as may be reasonably required by Landlord that is consistent with the type and amount of insurance required by other landlords of comparable properties in the same geographic area as the Premises.

7.2           Insurance Requirements. All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-“ and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. The commercial general liability insurance policy shall name Landlord and Landlord’s directors, officers, partners, agents, employees and managing agent as additional insureds. Tenant shall provide at least 30 days’ prior notice to Landlord if any policy required hereunder is terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease. Tenant shall furnish evidence of insurance (on ACORD 27 or other form acceptable to Landlord). Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection and such increase is consistent with the insurance maintained by similarly situated landlords of comparable buildings of similar quality in the Northeast Tampa market area.

7.3           Landlord’s Insurance. Landlord shall maintain special form property insurance on the Building in an amount not less than 80% of the replacement cost of the Building and commercial general liability insurance relating to the Building and its appurtenances in an amount not less than $3 million per occurrence. In addition, Landlord may, at its option, maintain coverages in excess of the minimum limits set forth in this section and additional coverages. The total cost of all insurance maintained by Landlord under this section shall be included in Operating Costs to the extent provided in Section 5.4.

7.4           Waiver of Subrogation. Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Building.

8.	DEFAULT.

8.1           Events of Default.  Each of the following shall be an event of default under this Lease:
(a) Tenant fails to make any payment of Rent within five (5) business days of the date following receipt of notice of nonpayment; or (b) Tenant fails to perform any other obligation under this Lease within fifteen (15) days following receipt of notice of the obligation that is to be cured, and such additional time as may be required to complete the cure so long as Tenant has commenced the cure within such fifteen (15) day period and diligently prosecutes the cure to completion; or (c) Tenant or any Guarantor for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor; or (d) Tenant abandons the Premises, which includes a monetary default; (e) Tenant transfers this Lease in violation of the Assignment or Subletting article; or (f) Tenant fails to deliver an estoppel certificate within the time period required by the Estoppel Certificates article of this Lease, following a two business day notice and cure period.

8.2           Remedies. In addition to all remedies provided by law, if Tenant defaults and such default is not cured within the time periods described in Section 8.1, Landlord may terminate this Lease or Tenant’s right of possession of the Premises (without terminating this Lease) by notice to Tenant. If Landlord terminates this Lease or Tenant’s right of possession, Tenant shall remain liable for all Rent owed by the full Lease Term. In addition, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default). Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for the net amounts (taking into consideration marketing/advertising costs, legal expenses, brokerage commissions, “free rent”, moving costs, or other incentives granted, and the cost of improvements to the Premises required by replacement tenants) actually collected by Landlord as a result of a reletting.

8.3           Landlord’s Right to Perform. If Tenant defaults and such default is not cured within the time periods described in Section 8.1, Landlord may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord within 15 days of rendition of a bill or statement to Tenant therefor.

8.4           Late Charges and Interest. If any payment due Landlord under this Lease shall not be paid within five days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payments; or (b) $250. All payments due Landlord under this Lease shall bear interest at the lesser of: (a) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord. “Prime Rate” shall mean the rate (or the average of rates, if more than one rate appears) inserted in the blank of the “Money Rate” Section of the Wall Street Journal (Eastern Edition) in the section reading “Prime Rate        %.”

8.5           Limitations. None of Landlord’s officers, employees, agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant under this Lease. No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest and except ensuring that the Security Deposit is either refunded to Tenant or delivered to any purchaser of Landlord’s interest in this Lease. Except with respect to remedies or rights of reimbursement to which the Tenant may be entitled under Section 18 herein, TENANT SHALL LOOK SOLELY TO LANDLORD’S ESTATE AND INTEREST IN THE BUILDING FOR THE SATISFACTION OF ANY RIGHT OR REMEDY OF TENANT UNDER THIS LEASE, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S RIGHTS OR REMEDIES UNDER THIS LEASE, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. Tenant waives any claims against Landlord that Tenant does not make in writing within 120 days of the onset of the cause of such claim. Landlord and Tenant each waive all rights (other than rights under the End of Term article) to consequential damages, punitive damages, or special damages of any kind except with respect to any reimbursement obligations that Landlord may have to Tenant for damages or injuries claimed by third parties under Section 18 herein.

8.6           Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive business days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.

9.           ALTERATIONS. “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature made by or on behalf of Tenant (excluding the initial Tenant Improvements).

9.1           Consent Required. Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be arbitrarily withheld; provided, however, Landlord will not unreasonably withhold or delay consent to nonstructural interior Alterations, provided that they do not affect utility services or plumbing and electrical lines or other systems of the Building Project, are not visible from outside the Premises, and do not require other alterations, additions, or improvements to portions of the Building Project outside the Premises (collectively, “Non-structural Alterations”). Further, Landlord’s consent shall not be required for Non-Structural Alterations of a cosmetic nature, such as paint, carpet, hanging photos, etc.

9.2 Conditions. All Alterations shall be performed in accordance with the following:

9.2.1           All Alterations requiring a building permit shall be performed in accordance with plans and specifications first submitted to Landlord for its prior written approval, which approval shall not be unreasonably withheld. Landlord shall be given, in writing, a good description of all other Alterations. Any changes in or deviations from the plans originally approved by Landlord must be similarly approved by Landlord.

9.2.2           All Alterations shall be done in a good and workmanlike manner. Tenant shall, before the commencement of any Alterations, obtain and exhibit to Landlord any governmental permit required for the Alterations and certificates evidencing the existence of commercial general liability, and workers' compensation insurance complying with the requirements of the Insurance article of this Lease. All Alterations performed by or on behalf of Tenant shall comply with Landlord's standards, guidelines, and procedures for construction in the Building Project.

9.2.3           All Alterations shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, and regulations of governmental authorities having jurisdiction, including the ADA and all laws dealing with the abatement, storage, transportation, and disposal of asbestos or other hazardous materials, which work, if required, shall be effected by contractors and consultants approved by Landlord and in strict compliance with all applicable laws. Notwithstanding anything to the contrary contained in this article, Tenant shall not penetrate or disrupt the structural columns of the building located within the Premises or any area within three feet of any structural column, in performing any Alterations.

9.2.4           All work shall be performed by contractors having, in the reasonable opinion of Landlord, the proper qualifications. Tenant shall provide Landlord with the name of the Tenant's contractor, a copy of the contractor's licenses to do work in the subject jurisdiction(s), a Contractor's Qualification Statement in the most current American Institute of Architects form, a copy of the executed contract between the Tenant and its contractor, a copy of the contractor's work schedule, and contractor’s certificate of insurance naming Landlord and any other delegates as additional insured.

9.2.5           All work to be performed by Tenant shall be done in a manner that will not unreasonably interfere with or disturb other tenants and occupants of the Building Project. Tenant shall submit to Landlord a plan for execution of the work indicating in reasonable detail the manner in which the work shall be prosecuted in view of the necessity of minimizing noise and inconvenience to the users of the Building Project and shall allow Landlord access to review the progress of the work upon request. The plan shall be subject to the reasonable approval of Landlord. The plan shall provide that all portions of the work involving excessive noise or inconvenience to other users of the Building Project shall be done after Normal Business Hours.

9.2.6           Any damage to any part of the Building Project that occurs as a result of any Alterations shall be promptly repaired by Tenant to the reasonable satisfaction of Landlord.

9.2.7           Tenant and its contractor and all other persons performing any Alterations shall abide by Landlord's job site rules and regulations and fully cooperate with Landlord's construction representative(s) in coordinating all of the work in the Building Project, including hours of work, parking, and use of the construction elevator.

9.2.8           All Alterations will comply with the requirements of any energy efficiency program offered by the electric service provider to the Building Project.

9.2.9 Landlord, or its agent or contractor, may supervise the performance of any Alterations.

9.2.10           Landlord, or its agent or contractor, may supervise the performance of any Alterations if requested by Tenant and, if so, Tenant shall pay to Landlord an amount equal to 5% of the cost of the work as a fee for supervision and coordination of the work and as reimbursement for expenses incurred by Landlord in connection with Landlord's supervision and coordination.

9.3	Tenant Improvements.

9.3.1           Definitions. The following terms shall have the following definitions:  (a) "Plans" shall mean plans and specifications for the improvements to the Premises desired by Tenant;   (b) "Tenant Improvements" shall mean all of the work described in the Plans and any extra work or changes performed under revisions to the Plans; and (c) "Work Cost" shall mean the aggregate of (i) engineering and architectural and other design fees for the Tenant Improvements, plus (ii) filing fees, permit costs, governmental requirements, testing and inspection costs, incurred for or necessitated by the Tenant Improvements, plus (iii) all costs of demolition of any existing improvements in the Premises, plus (iv) the actual cost of all labor and materials furnished in connection with the Tenant Improvements, including all costs associated with extra work or change orders. Landlord will not charge for its review of plans and supervision of construction, or for standard parking, elevator or dock usage, utilities, security or overtime construction costs.

9.3.2           Tenant Improvement Allowance. If and for as long as Tenant is not in default under this Lease beyond any applicable grace period, Tenant shall be entitled to a fixed price tenant improvement allowance in the amount set forth in the Basic Lease Provisions of this Lease. The tenant improvement allowance shall be applied to the Work Cost. Tenant shall pay the entire amount of the Work Cost which is in excess of the allowance. When Landlord has entered into a contract for the Tenant Improvements, Landlord will provide Tenant a notice setting forth the expected total Work Cost. Within ten business days of Landlord's delivery of such notice, Tenant shall pay to Landlord the amount, if any, by which the anticipated Work Cost exceeds the amount of the tenant improvement allowance. If the Work Cost is less than the allowance, the balance may be used by Tenant for moving costs, cabling, furniture, fixtures and equipment.

9.3.3           Plans. Tenant will cooperate fully with Landlord and Landlord's architect and engineer to facilitate the preparation of the Plans. Tenant will respond promptly to any requests for information submitted by Landlord and Landlord's architect and engineer. Upon request by Landlord, Tenant will meet promptly with Landlord's architect and engineer to review and discuss the Plans. Promptly following the completion of the Plans, Landlord shall cause the Plans to be delivered to Tenant for Tenant's written approval. Tenant's approval of the Plans shall not be unreasonably withheld. Tenant must notify Landlord of its approval or disapproval of the Plans within ten business days of Landlord's delivery thereof to Tenant. Tenant's failure to respond to Landlord's submission of the Plans within the ten business-day period shall constitute a Delay. The commissioning by Landlord of the Plans and any approval by Landlord of any similar plans and specifications for any other Alterations or the supervision by Landlord of any work performed on behalf of Tenant shall not:
(a) imply Landlord's approval of the quality of design or fitness of any material or device used; (b) imply that the Plans are in compliance with any codes or other requirements of governmental authority; (c) impose any liability on Landlord to Tenant or any third party; or (d) serve as a waiver or forfeiture of any right of Landlord.

9.3.4           Contractor. Landlord shall, in its reasonable discretion, select a licensed Florida general contractor to perform the Tenant Improvements who has provided a cost estimate that is acceptable to Landlord and Tenant, in their reasonable judgment, and includes a competitive process. Within ten days after receipt of the contractor's estimate of the anticipated Work Cost, Tenant shall pay Landlord the difference between the estimated Work Cost and the tenant improvement allowance, or shall modify its Plans to accommodate budgetary constraints subject to Section 9.3.8. Landlord may utilize the Building shell subcontractors for the following trades: mechanical, electrical, plumbing and fire sprinkler, and roofing, and shall require that their fees be reasonable and competitive. If costs of other trades are significant, they shall be competitively sourced.

9.3.5           Performance of Improvements. Landlord shall perform the Tenant Improvements in a good and workmanlike manner, using Building standard materials. Other than as set forth in the preceding sentence, Landlord has made no representation or promise as to the condition of the Premises and is in compliance with all applicable laws, including the ADA. Tenant has inspected the Premises and is fully familiar with the physical condition of the Premises, and shall accept the Premises in its then existing "as-is," "where-is" condition. Landlord shall not perform any work other than the Tenant Improvements and shall not perform any work as to any portions of the Premises not specifically addressed in the description of the Tenant Improvements. Notwithstanding the foregoing, Landlord warrants that the Tenant Improvements shall be free from defects in materials and workmanship for a period of one year from the Commencement Date. Landlord shall correct any defects reported to it within the one-year warranty period. Landlord has made no other warranty, express or implied, or representation as to fitness or suitability. Except under the express warranty provided in this paragraph, Landlord shall not be liable for any latent or patent defect in the Premises.

9.3.6           Changes. Tenant shall have the right to make changes from time to time in the Plans by submitting to Landlord requests for changes. If the cost of any changes, as estimated by the contractor, will exceed any remaining balance of the tenant improvement allowance (after deducting the most current estimate of the Work Cost before the change in question), Tenant shall pay to Landlord the amount of the excess within ten days of receipt of a notice from Landlord as to the amount. Until Landlord has received full payment of the increases, Tenant shall not be permitted to occupy the Premises notwithstanding that Tenant's obligation to pay rent under this Lease remains in full force and effect.

9.3.7   Additional Work. Tenant shall perform all work not shown on the Plans at its sole expense.

9.3.8           Delays. If Landlord or the general contractor is delayed in substantially completing the Tenant Improvements as a result of the occurrence of any Delay (as hereafter defined), then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that the Tenant Improvements would have been substantially completed absent any Delay(s). For purposes of this provision each of the following shall constitute a "Delay":

(1)           Tenant's failure to furnish information or to respond to any request by Landlord or any design consultant for any approval within any time period prescribed, or if no time period is prescribed, within ten business days of a request, including any information required to prepare the Plans; or

(2)           Tenant's insistence on materials, finishes, or installations that have long lead times after having first been informed that the materials, finishes, or installations will cause a Delay; or

(3)	changes in the Plans including but not limited to Section 9.3.4; or

(4)           performance or nonperformance by Tenant or a person or entity employed by Tenant in the completion of any work; or

(5)           any delay resulting from Tenant's having taken possession of the Premises for any reason before substantial completion of the Tenant Improvements; or

(6)           Tenant's request for additional bidding or rebidding of the cost of all or a portion of the Tenant Improvements; or

(7)           any error in the Plans or other documents caused by Tenant, or its employees, agents, independent contractors, or consultants; or

(8)           any other material delay chargeable to Tenant, or its employees, agents, independent contractors, or consultants.

9.3.9           Additional Space Not Covered. This exhibit shall not apply to any additional space added to the original Premises at any time after the Date of this Lease, whether under any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the original Premises in the event of a renewal or extension of the initial Lease Term, whether under any options under this Lease or otherwise, unless expressly so provided in this Lease or an amendment to this Lease.

10.           LIENS. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant. This exculpation is made with express reference to Section 713.10, Florida Statutes. Landlord and Tenant acknowledge and agree that there is no requirement under this Lease that Tenant make any alterations or improvements to the Premises and no improvements to be made by Tenant to the Premises constitute “the pith of the lease” as provided in applicable Florida law. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within ten days after notice to Tenant. Further, Tenant shall indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens. Tenant has no responsibility for liens placed in connection with the Tenant Improvements.

11.           ACCESS TO PREMISES. Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice, except in cases of emergency. Landlord shall make commercially reasonable efforts to minimize interference with Tenant’s business operations.

12.           COMMON AREAS. The “Common Areas” of the Building include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Building, including Tenant. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights concerning portions of the Common Areas. Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, or additions to the Building, and change the name or number by which the Building is known. Landlord may also temporarily close the Common Areas to make repairs. In addition, Landlord may temporarily close the Building and preclude access to the Premises in the event of casualty, governmental requirements, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Building. Except in the case of an emergency, Landlord shall make commercially reasonable efforts to minimize interference with Tenant’s parking rights or access to the Premises.

13.           CASUALTY DAMAGE. If: (a) the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) the Premises shall be partially damaged by casualty during the last two years of the Lease Term, and the estimated cost of repair exceeds $200,000; Landlord may, within 45 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered, with Rent being payable only through the date of the damage. If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the happening of the casualty. However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant’s property. Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable; provided, however, that if the Premises are partially destroyed, and the remaining portion is not useable for Tenant’s business purposes, the rental abatement described herein shall apply to the entire Premises. Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent. Notwithstanding anything to the contrary in the Lease, in the event of damage or destruction to the Premises, or that prevents use of or access to the Premises, Tenant may terminate this Lease, effective as of the date of such damage or destruction, if repairs have not been substantially completed within 235 days of the date of the casualty.

14.           CONDEMNATION. If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Building is taken, at Landlord’s option, this Lease shall terminate on the date on which possession of such portion of the Building is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned.

15.           REPAIR AND MAINTENANCE. Landlord shall repair and maintain in good order and condition, consistent with comparable buildings, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the foundation and roof of the Building, the exterior and demising walls of the Building, the exterior doors and windows of the Building, the structural portions of the Building, the elevators, and the base building portions of the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems servicing the Building. The base building portion of: (a) the electrical system, is the portions of it up to and including the base building standard electrical panels in the Building’s core; (b) the plumbing system, is the cold water riser in the wall behind the Building bathrooms, and (c) the HVAC system, includes the main HVAC trunk lines in to the VAV boxes to the Premises and all HVAC distribution from the VAV boxes to the Premises. However, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors. Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises. Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole cost, repair, replace, and maintain the non-structural interior portions of the Premises (including the non-structural walls, ceilings, and floors in the Premises, and any specialized electrical, plumbing, mechanical, fire protection, life safety and HVAC systems servicing the Premises requested by Tenant exclusively for their use) in a clean, attractive condition in compliance with all laws; provided, however, that Landlord, at Tenant’s cost and expense, shall maintain any supplemental HVAC units required by Tenant for service. Tenant shall pay all such maintenance and repair costs within 10 days after receipt of Landlord’s invoice.  The provisions of Articles 14 and 15 shall control as to work required as a result of casualty or condemnation. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises.

16.           ESTOPPEL CERTIFICATES. From time to time, Tenant, on not less than ten business days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Building.

17.           SUBORDINATION. This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Building, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request that includes a commercially reasonable non-disturbance provision for the benefit of Tenant. If the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if this Lease is terminated by foreclosure of any mortgage to which this Lease is subordinate, then Tenant will (a) attorn to the purchaser or assignee and will perform for its benefit all the terms of this Lease on Tenant’s part to be performed with the same force and effect as if the purchaser or assignee were the Landlord originally named in this Lease, in consideration of the written and commercially reasonable non-disturbance agreement of the purchaser or assignee; or (b) enter into a new lease with the purchaser or assignee for the remainder of the Lease Term and otherwise on the same terms as provided in this Lease. Landlord shall use its commercially reasonable efforts to obtain a Subordination, Non-Disturbance, and Attornment Agreement from any existing and future lender.

18.           LIABILITY. To the extent permitted by applicable law, and subject to any rights of sovereign immunity, Landlord and Tenant agree that each shall be responsible to reimburse the other for costs resulting from loss (including reasonable attorneys' fees and costs), damage, or injury claimed by third parties, but only to the extent of the responsible party's own acts or omissions and the acts and omissions of its own employees or agents (specifically including negligence and the failure to comply with this Lease).

19.           NO WAIVER. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

20.           SERVICES AND UTILITIES. Landlord shall furnish the following services: (a) air conditioning and heating for reasonably comfortable occupancy in season Monday through Friday from 7:00
a.m. to 7:00 p.m. and Saturday from 8:00 a.m. to 12:00 p.m., legal holidays excluded; at other times, air conditioning and heating will be furnished at a Building standard charge (which is $35 per hour as of the Date of this Lease and is subject to increase from time to time) and is payable by Tenant to Landlord on written demand by Landlord and on Building standard terms relating to advance notice, minimum hours, minimum zones, and other matters; (b) janitorial and general cleaning service on business days; (c) passenger elevator service to all floors of the Building; (d) rest room facilities and necessary lavatory supplies, including cold running water; and (e) electricity for the purposes of lighting and general office equipment use in amounts consistent with Building standard electrical capacities. Landlord shall have the right to select the Building’s electric service provider and to switch providers at any time. Tenant’s use of electrical services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord deems to be standard for the Building. In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent. Tenant shall be provided with a Building access card for each occupant of the Premises, at no charge, enabling Tenant and its employees to access and use the Premises on a 24 hour per day, 7 day per week basis.  Any replacement cards must be purchased from Landlord at a Building standard charge (which is
$10 per card as of the Date of this Lease and is subject to increase from time to time). Landlord shall permit Tenant, at Tenant’s sole cost and expense, to install any additional electrical requirements above base building standard needed to accommodate electrical requirements of equipment used exclusively by Tenant. This additional electrical capacity shall be metered separately with consumption paid directly by Tenant. All costs associated with the additional usage and the installation and maintenance of supplementary HVAC units required by Tenant shall be paid by Tenant as additional rent, including costs of separate meters.

21.           SECURITY DEPOSIT. The Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of this Lease including the payment of Rent. Tenant grants Landlord a security interest in the Security Deposit. The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for payment of any interest on the Security Deposit. Landlord may apply the Security Deposit to the extent required to cure any default by Tenant that is not cured within the cure period permitted under this Lease. If Landlord so applies the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within five business days after notice from Landlord. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.

22.           GOVERNMENTAL REGULATIONS. Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans With Disabilities Act of 1990 (“ADA”) and all similar present or future laws in regard to Tenant’s business operations and to modifications  or alterations required within the Premises as a result of Tenant’s specific and unique business  operations. Landlord shall comply with all laws, codes, and ordinances, including the ADA, that require modifications or alterations that apply to buildings or projects in general, without reference to specific usage, with the cost of such compliance being allocated in accordance with the terms of Section 5.

23.           SIGNS. No signage shall be placed by Tenant on any portion of the Building. However, Tenant shall be permitted to place a sign bearing its name at the entrance door to the Premises. Landlord will provide Building standard signage outside the Premises and outside the Building at Landlord’s cost). Tenant will be furnished a single listing of its name in the Building’s directory (at Landlord’s cost), all in accordance with the criteria adopted from time to time by Landlord for the Building. Any changes or additional listings in the directory shall be furnished (subject to availability of space) for a Building standard charge.

24.           BROKER. Landlord and Tenant represent and warrant that they neither consulted nor negotiated with any broker or finder regarding the Premises. Each Landlord and Tenant shall be responsible for all damages and losses resulting from a party’s breach of the foregoing representation.

25.           END OF TERM. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom clean, except for reasonable wear and tear. Tenant shall be liable to Landlord for all damages, including any consequential damages that Landlord may suffer by reason of any holding over by Tenant, provided that, for the first 30 days of holdover, as long as Tenant is not in default beyond any applicable notice and cure period, tenancy shall be per diem and month-to- month thereafter. Tenant's liability for damages for holdover shall be to pay 150% of Rent in effect at the end of the Term per month. All Alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all moveable furniture, furnishings, equipment, and other articles of moveable personal property owned by Tenant and located in the Premises that can be removed without damage to the Premises. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

26.           ATTORNEYS’ FEES. The prevailing party in any litigation arising out of or in any manner relating to this Lease shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.

27.           NOTICES. Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as Federal Express), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party’s notice address. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

28.           IMPOSSIBILITY OF PERFORMANCE. For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, terrorism, bioterrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten business days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay. The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

29.           PARKING. Tenant shall be entitled to use the number of parking spaces in the Parking Areas that corresponds to the Parking Ratio applied to the Rentable Area of the Premises, rounded down to the nearest whole number. “Parking Areas” shall mean the areas available for automobile parking in connection with the Building as those areas may be designated by Landlord from time to time; provided, however, that Landlord shall not make changes to the parking lots available as of the Commencement Date that decrease the number of parking spaces in the Parking Areas or that adversely affect access. “Parking Ratio” shall mean the number of parking spaces for each 1,000 rentable square feet of space in the Premises from time to time as specified by applicable DRI and land use regulations applicable to the Building; provided, however, that no change in the Parking Ratio shall decrease the number of parking spaces available to Tenant as described in this Lease. As of the Date of this Lease, the Parking Ratio is 3.5 parking spaces per 1,000 rentable square feet. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first come, first served basis. Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas, as long as the number of parking spaces remaining is in compliance with all applicable governmental requirements and so long as there is no decrease in the number of parking spaces granted to Tenant hereunder; (b) to reserve spaces for the exclusive use of specific parties so long as the reservation of such spaces does not decrease the number of spaces granted to Tenant hereunder; and
(c) change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent. During the Term (including the Renewal Term) there is no separate charge for Tenant for any of the non-reserved spaces granted to Tenant hereunder or for visitor parking, except that the visitor spaces may be metered. Landlord will provide Tenant with a parking permit according to the Parking Ratio. These permits must be displayed in accordance with the directions provided. Parking permits or stickers, key cards, or any other devices or forms of identification or entry supplied by Landlord (collectively “Cards”) shall remain the property of Landlord. Cards are not transferable and any Card in the possession of an unauthorized holder will be void. Loss or theft of Cards and lost or stolen cards later found by Tenant must be reported to Landlord immediately. Any Cards lost or stolen and later found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

30.	RELOCATION. INTENTIONALLY DELETED

31.	OPTION TO EXTEND.

31.1           Tenant shall have the option to extend the Lease Term for an additional period of sixty months (the “Renewal Term”), on the same terms and conditions as provided in the Lease, except that the Base Rent for the Renewal Term shall be increased in accordance with the CPI, as defined below. The Base Rent for the Renewal Term will be the Base Rent for the month immediately preceding the commencement of the Renewal Term multiplied by a fraction, the numerator of which is the June 2019 CPI and the denominator of which is the June 2018 CPI.

31.1.1           For purposes of this Lease, “CPI” means the Consumer Price Index (All Urban Consumers, Tampa-St. Petersburg-Clearwater, Florida, 1982-84=100) issued by the Bureau of Labor Statistics of the United States Department of Labor. If the Bureau of Labor Statistics ceases publication of this Consumer Price Index, the Landlord, using reasonable judgment, will select another index similar to the one previously published by the Bureau of Labor Statistics.

31.1.2           Landlord shall have no obligation to perform any alterations or tenant improvements or other work in the Premises and Tenant shall continue possession of the Premises in its “as-is,” “where is” condition.

31.2           The exercise of the option set forth in this article shall only be effective on, and in strict compliance with, the following terms and conditions:

31.2.1           Notice of Tenant's exercise of the option (the "Extension Notice") shall be given by Tenant to Landlord no later than eight (8) months prior to the expiration date of the initial Lease Term. Time shall be of the essence as to the exercise of any election by Tenant under this article.

31.2.2           At the time of Tenant giving Landlord notice of its election to extend the Lease Term and on the expiration of the Lease Term, the Lease shall be in full force and effect and Tenant shall not be in default under any of the terms, covenants, and conditions of the Lease beyond any applicable grace period.

31.2.3           No portion of the Premises is sublet to anyone in violation of this Lease at the expiration date of the Lease Term.

31.2.4           Within 45 days after receipt of the Extension Notice, Landlord and Tenant shall enter into an amendment to the Lease extending the Lease Term on the terms and conditions of this subsection.

31.2.5           If Landlord and Tenant enter into any agreement extending the Term on terms different than those set forth in this article, then such mutually agreed to terms shall supersede and replace the terms set forth in this article.

32.	GENERAL PROVISIONS.

32.1           Construction Principles. The words “including” and “include” and similar words will not be construed restrictively to limit or exclude other items not listed. This Lease has been negotiated “at arm’s-length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease. Therefore, this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Lease. If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable. The parties may amend this Lease only by a written agreement of the parties. This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease. All prior understandings and agreements had between the parties concerning those matters, including all preliminary negotiations, lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses the understanding of the parties. Landlord and Tenant intend that faxed signatures constitute original signatures binding on the parties. This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease. Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

32.2           Radon Gas. The following notification is provided under Section 404.056(6), Florida Statutes: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

32. 4           Exhibits.  All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease. The following exhibits are attached to this Lease:

EXHIBIT “A” – Legal Description of the Building EXHIBIT “B” – Sketch of Premises
EXHIBIT “C” – Intentionally Omitted EXHIBIT “D” – Rules and Regulations EXHIBIT “E” – Commencement Date Letter

33. JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

LANDLORD:

Signature of Witness 1 Print name of Witness 1

Signature of Witness 2

UNIVERSITY   OF   SOUTH   FLORIDA   RESEARCH FOUNDATION, INCORPORATED, a corporation not for profit under Chapter 617, Florida Statutes, and a direct support organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes

By:
                                                                            Name:  Paul R. Sanberg, Ph.D., D.Sc.
Print name of Witness 2

Title:            President
Date:

Signature of Witness 1 Print name of Witness 1

Signature of Witness 2

TENANT:

LION BIOTECHNOLOGIES, INC., a Nevada corporation

By: Name:
Title:

Signature of Witness 1
Print name of Witness 1

Signature of Witness 2

    Date:

EXHIBIT “A”

LEGAL DESCRIPTION OF THE BUILDING

A PARCEL OF LAND LYING IN SECTION 9, TOWNSHIP 28 SOUTH, RANGE 19 EAST, HILLSBOROUGH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE SOUTHWEST CORNER OF SAID SECTION 9, THENCE SOUTH 89°51'00" EAST, ALONG THE SOUTH BOUNDARY OF THE SOUTHWEST 1/4 OF SAID SECTION 9, FOR 203.45 FEET; THENCE NORTH 00°09'00" EAST, 629.73 FEET; THENCE NORTHWESTERLY ALONG THE ARC OF A NON-TANGENT CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 52.00 FEET, A CENTRAL ANGLE OF 120°00'00", AND ARC LENGTH OF 108.91 FEET, AND A CHORD BEARING AND DISTANCE OF NORTH 26°46'44" WEST, 90.07 FEET TO A POINT OF CUSP AND THE NORTHERLY RIGHT-OF-WAY LINE OF SPECTRUM BOULEVARD; THENCE SOUTH 86°46'44" EAST, ALONG SAID NORTHERLY RIGHT-OF-WAY LINE, FOR 131.63 FEET TO A POINT OF CURVATURE; THENCE SOUTHEASTERLY ALONG THE ARC OF A CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 359.00 FEET; A CENTRAL ANGLE OF 23°55'15", AN ARC LENGTH OF 149.68 FEET, AND A CHORD BEARING AND DISTANCE OF SOUTH 74°49'06" EAST, 148.80 FEET TO A POINT OF COMPOUND CURVATURE; THENCE CONTINUE ALONG SAID NORTHERLY AND EASTERLY RIGHT-OF-WAY LINE OF SPECTRUM BOULEVARD SOUTHEASTERLY ALONG THE ARC OF A CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 346.19 FEET, A CENTRAL ANGLE OF 63°00'35", AN ARC LENGTH OF 380.71 FEET, AND A CHORD BEARING AND DISTANCE OF SOUTH 31°21'11" EAST, 361.82 FEET; THENCE EAST, 338.18 FEET; THENCE NORTH, 7.33 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE ALONG SAID LINE, NORTH, 51.95 FEET; THENCE WEST, 61.76 FEET; THENCE NORTH, 227.00 FEET TO A NON-TANGENT CURVE CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 53.06 FEET; THENCE NORTHWESTERLY ALONG SAID CURVE 9.22 FEET THROUGH A CENTRAL ANGLE OF 09°57'30" (CHORD BEARING N.55°05'22"W. 9.21 FEET) TO A POINT OF COMPOUND CURVE CONCAVE EASTERLY HAVING A RADIUS OF 21.58 FEET; THENCE NORTHERLY ALONG SAID CURVE 30.87 FEET THROUGH A CENTRAL ANGLE OF 81°57'11" (CHORD BEARING N.09°08'02"W., 28.30 FEET) TO A NON-TANGENT CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 50.50 FEET; THENCE NORTHEASTERLY ALONG SAID CURVE 26.36 FEET THROUGH A CENTRAL ANGLE OF 29°54'14" (CHORD BEARING N.47°30'10"E. 26.06 FEET); THENCE N.65°45'05"E., 8.35 FEET TO A NON-TANGENT CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 205.97 FEET; THENCE EASTERLY ALONG SAID CURVE 14.93 FEET THROUGH A CENTRAL ANGLE OF 04°09'14" (CHORD BEARING N.75°10'18"E. 14.93 FEET) TO A NON-TANGENT CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 74.98 FEET; THENCE EASTERLY ALONG SAID CURVE 15.96 FEET THROUGH A CENTRAL ANGLE OF 12°11'37" (CHORD BEARING N.83°26'25"E. 15.93 FEET) TO A NON-TANGENT CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 50.74 FEET; THENCE EASTERLY ALONG SAID CURVE 14.76 FEET THROUGH A CENTRAL ANGLE OF 16°39'47" (CHORD BEARING S.84°15'54"E. 14.70 FEET) TO A NON-TANGENT CURVE CONCAVE NORTHERLY, HAVING A RADIUS OF 108.10 FEET; THENCE EASTERLY ALONG SAID CURVE 5.15 FEET THROUGH A CENTRAL ANGLE OF 02°43'38" (CHORD BEARING S.75°01'29"E. 5.14 FEET) TO A POINT OF REVERSE CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 31.92 FEET; THENCE SOUTHEASTERLY ALONG SAID CURVE 24.68 FEET THROUGH A CENTRAL ANGLE OF 44°17'34" (CHORD BEARING S.54°14'31"E.,24.07 FEET);; THENCE S.26°34'58"E., 2.26 FEET; THENCE EAST, 49.81 FEET; THENCE SOUTH, 29.16 FEET; THENCE S.13°41'35"E., 41.39 FEET; THENCE S.26°08'50"W., 22.23 FEET; THENCE SOUTH, 230.62 FEET; THENCE WEST, 73.24 FEET TO THE POINT OF BEGINNING.

EXHIBIT “B” SKETCH OF PREMISES

The above plan is for location of Premises only and is not a representation by Landlord as to any other improvements shown.

EXHIBIT “C” INTENTIONALLY OMITTED

EXHIBIT “D”

RULES AND REGULATIONS

1.           The sidewalks and public portions of the Building, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2.           No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building without the prior written consent of Landlord in each instance.

3.           No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises, without the prior written consent of Landlord. Signs on any entrance door or doors shall conform to Building standards and shall, at Landlord’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.

4.           The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Building shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5.           No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6.           Except for the initial Tenant Improvements, whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant shall reimburse Landlord, on demand, for the true actual out-of-pocket costs for the services of any architect, engineer, or attorney employed by Landlord to review or prepare the plan, agreement, assignment, sublease, consent, or other document, and pay Landlord a reasonable and prior agreed to Building standard administrative fee for its services relating to the consent or approval.

7.           The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them. All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the damages.

8.           Tenant shall not in any way deface any part of the Premises or the Building. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9.           No animals of any kind (except dogs assisting disabled persons) shall be brought on the Premises or Building.

10.           The Premises shall not be used for lodging or cooking, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming and a toaster or toaster oven, a refrigerator, and a dishwasher shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements.

11.           No office space in the Building shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

12.           Tenant shall not make or permit to be made any unseemly or disturbing noises, or electromagnetic or radio interference, or vibrations, or disturb or interfere with occupants of the Building Project or neighboring premises or those having business with them, or interfere with equipment of Landlord or occupants of the Building Project, whether by the use of any musical instrument, radio, television, machines or equipment, unmusical noise, whistling, singing, or in any other way, including use of any wireless device or equipment. Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Building.

13.           Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep on the Premises any firearms, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents and laboratory chemicals, biological and biomedical materials required in the normal operation of Tenant’s business, all of which shall only be used and stored in strict compliance with all applicable environmental laws and governmental requirements.

14.           Landlord shall have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.

15.           All deliveries and removals shall be accomplished only through the approved loading/service area doors, using the freight elevator only, and during normal business hours unless otherwise agreed by Landlord. Tenant shall assume all liability and risk concerning these movements. Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises.

16.           Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, a personnel or employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school, classroom, or training facility, an entertainment, sports, or recreation facility, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a place of public assembly (including a meeting center, theater, or public forum), a facility for the provision of social welfare or clinical health services, a medical or health care office of any kind, a telemarketing facility, a customer service call center, a firm the principal business of which is real estate brokerage, a company engaged in the business of renting office or desk space, a public finance (personal loan) business, or manufacturing, or any other use that would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Building, unless Tenant’s Lease expressly grants permission to do so. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant’s employees, and then only if operation of the machines or devices does not violate the lease of any other tenant of the Building Project. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

17.           Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building without the prior written consent of Landlord. Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.

18.           Landlord reserves the right to exclude from the Building all persons who do not present a pass to the Building on a form or card approved by Landlord or other identification documentation required by Landlord. Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of those persons.

19.           The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.

20.           Any maintenance requirements of Tenant will be attended to by Landlord only on application at the Landlord’s office at the Building Project. Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.

21.           Canvassing, soliciting, and peddling within the Building is prohibited and Tenant shall cooperate to prevent such activities.

22.           There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in elevators other than those designated by Landlord as service elevators. All deliveries shall be confined to the service areas and through the approved service entries.

23.           In order to obtain maximum effectiveness of the cooling system, Tenant shall use reasonable efforts to lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

24.           If, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per tile basis.

25.           All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire retardant materials. Before the installation of these materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of the materials’ fire retardant characteristics.

26.           Tenant, its employees, agents, contractors, and invitees shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in the Lease (including any parking spaces reserved exclusively for Tenant). Usage of parking spaces shall be in common with all other tenants of the Building and their employees, agents, contractors, and invitees. All parking space usage shall be subject to any reasonable rules and regulations for the sale and proper use of parking spaces that Landlord may prescribe. Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities. Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord. On request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors. Tenant acknowledges that reserved parking spaces, if any, shall only be reserved during the hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, legal holidays excluded. Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick- up trucks utilized as personal transportation), boats, personal watercraft, or trailers. No parking space may be used for the storage of equipment or other personal property. Overnight parking in the Parking Areas for two or more consecutive nights is prohibited. Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas.

27.           All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars. All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place. All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.

28.           Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises. The corridors and parking and delivery areas are to be kept clear of these items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of trash by Landlord. Tenant shall ensure that liquids are not disposed of in the receptacles.

29.           Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

30.           Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Building Project, regardless of how or when the loss occurs.

31.           Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building without the prior written consent of Landlord. Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent. If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, the work shall be done at the expense of Tenant, with the approval and under the direction of Landlord. If Landlord consents, Tenant shall promptly repair any damage to the Building resulting from Tenant’s activities, including any damage due to preparations for storms.

32.           Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

33.           Tenant agrees and fully understands that the overall aesthetic appearance of the Building is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business. Landlord’s control over the visual aesthetics shall be complete and arbitrary. Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven days to correct the deficiencies to Landlord’s satisfaction or Tenant shall be in default of this Lease and the Default article shall apply.

34.           Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling or heating to the Premises, including the use of any electronic or gas heating devices, without Landlord’s prior written consent.

35.           Under applicable law, the entire Building, including the Premises, is deemed to be a “no smoking” building and smoking is prohibited on the property.

36.           Tenant shall not allow the Premises to be occupied by more than five persons per 1,000 square feet of rentable area.

37.           Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants. Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds) in the Premises, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents).

38.           Tenant shall comply with any recycling programs for the Building implemented by Landlord from time to time.

39.           Tenant shall not obtain for use in the Premises ice, drinking water, towel, barbering, bootblacking, floor polishing, lighting maintenance, cleaning, or other similar services from any persons not authorized by Landlord in writing to furnish the services.

40.           Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry.  Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

41.           All contractors performing work to the structure or systems of the Building must be approved by Landlord.

42.           Tenant shall comply with all rules and regulations imposed by Landlord as to any messenger center Landlord may establish for the Building and as to the delivery of letters, packages, and other items to the Premises by messengers.

43.           Landlord reserves the right to grant or deny access to the Building to any telecommunications service provider. Access to the Building by any telecommunications service provider shall be governed by the terms of Landlord’s standard telecommunications license agreement, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Building.

44.           Landlord may, on request by any tenant, waive compliance by the tenant with any of the Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (b) a waiver shall not relieve the tenant from the obligation to comply with the rule or regulation in the future unless expressly consented to by Landlord, and (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless the other tenant has received a similar waiver in writing from Landlord.

45.           Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.

EXHIBIT "E" COMMENCEMENT DATE LETTER
UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INCORPORATED
3802 Spectrum Boulevard, Suite 100
Tampa, FL 33612

                                  , 2014

LION BIOTECHNOLOGIES, INC.
21900 Burbank Blvd, 3rd Floor Woodland Hills, CA  91367

Re: Lease dated	, 2014 by and between University of South Florida Research Foundation, Incorporated, as Landlord, and LION BIOTECHNOLOGIES, INC., as Tenant (the "Lease")

Dear                       :

This will confirm that:

1.           All Tenant Improvements required under the terms of this Lease have been satisfactorily performed in accordance with the Lease, and as of the date of this notice Tenant has inspected the Premises and accepted the Premises subject to the Terms of the Lease "as-is", "where-is"; and

2.           The  Commencement  Date  of  the  Lease  Term  is, and the expiration date of the Lease Term is.

Sincerely,

UNIVERSITY OF SOUTH  FLORIDA RESEARCH  FOUNDATION,  INCORPORATED,
a Florida corporation not-for-profit under Chapter 617, Florida Statutes, and a Direct Support Organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes

By:
Name:
Title:
Date:

ACCEPTED AND AGREED:

TENANT:
LION BIOTECHNOLOGIES, INC.

By:
Name:
Title:
Date: